Exhibit 10.14

SONIC INNOVATIONS, INC.

Management Bonus Program

2009

MANAGEMENT BONUS PROGRAM

The Management Bonus Program (“the Program”) is designed to reward senior level managers for achieving specified Company performance goals and individual performance objectives. The Program’s objective is to motivate such senior level managers by providing an annual cash bonus opportunity.

PROGRAM SUMMARY

The Compensation Committee of the Board of Directors administers the Program. Funding for the Program is based on the performance of the Company for the year. Bonuses are calculated and distributed during the first quarter of the subsequent year upon substantial completion of the full year audit results.

Bonuses are based on achievements of goals in three segments: the Company’s annual sales goal, the Company’s annual pre-tax income goals, and individual performance goals. The three segments, weighted 25% for annual sales goal, 50% for annual pre-tax income goal and 25% for individual performance goals, are independent. Under-achievement in one of them may reduce that segment’s bonus to zero, but would not affect the other two segments. Similarly, over-achievement in one segment may increase that portion of the bonus without affecting the other segments.

TARGETS

Targets for sales and pre-tax income will be based on the Company’s operating plan and will be approved by the Compensation Committee of the Board of Directors.

BONUS LEVELS FOR ACHIEVEMENT OF PLAN

A “base bonus” will be paid if the targets in the three segments are met. Base bonus levels for participants may vary by title and position. A listing of participants and their base bonus levels is recommended annually by the Chief Executive Officer (“CEO”) and approved by the Compensation Committee of the Board of Directors. Base salary means compensation paid during the Program year, excluding commissions, special awards and perquisites.

Actual sales and pre-tax income will be as reflected in the Company’s audited financial statements. Participant’s objectives will be measurable, quantifiable and agreed to beforehand. The CEO will make the final determination of the degree of achievement for the other executives, and the Chairman of the Board of Directors will make the determination for the CEO.

OVER-ACHIEVEMENT OF PLAN

If the sales and/or the pre-tax income numbers are better than the “at target” figures, the bonus for that segment will increase. Over-achievement of a participant’s individual goals may result in an increased bonus for that segment as well. A participant’s total bonus payment shall not exceed 200% of his/her “base bonus”.

UNDER-ACHIEVEMENT OF PLAN

If the sales and/or the pre-tax income numbers are worse than the “at target” figures, the bonus for that segment will decrease. There will be an appropriate decrease in bonus for under-achievement in the individual objectives segment as well.

ELIGIBILITY

Participation in the Bonus Program will be recommended by the CEO and approved by the Compensation Committee of the Board of Directors. New employees hired during the year may be eligible to participate on a pro rata basis. Employees promoted during the year may be eligible to participate or participate at a higher award level, on a pro rata basis.

TERMINATION OF EMPLOYMENT

In the event that any participant shall cease to be a full-time employee during any year in which he/she is participating in the Program or at the time the bonus is paid out, that participant will not be entitled to a bonus payment for that Program year.

AMENDMENT OF THE PROGRAM

The Compensation Committee of the Board of Directors may, from time to time, make amendments to the Program, as it believes appropriate, and may terminate the Program at any time. In addition, the Compensation Committee of the Board of Directors may consider unusual and/or extraordinary events that occur during the year when considering bonus awards.

MISCELLANEOUS

Nothing contained in the Program shall be construed to confer upon any participant any right to continue in the employ of the Company or affect in any way the Company’s right to terminate a participant’s employment at any time.

SALES SEGMENT BONUS

The bonus for the segment measured by the Company’s net sales target will be 25% of the participant’s base bonus, adjusted for over/under-achievement per the schedule below. For every 2.0% increase in sales above target, the bonus increases by 5% of base bonus. For every 2.0% shortfall in sales below target, the bonus decreases by 5% of base bonus, but below 90.0% of target, no bonus is paid. The bonus for this segment cannot be less than zero.

Net Sales	% Target	% of Base Bonus
>10.0%	<90.0%	No Bonus
-8.0%	92.0%	5.0%
-6.0%	94.0%	10.0%
-4.0%	96.0%	15.0%
-2.0%	98.0%	20.0%
Target	100%	25.0%
1.0%	102%	30.0%
2.0%	104%	35.0%
3.0%	106%	40.0%
4.0%	108%	45.0%
5.0%	110%	50.0%
No Limit	No Limit	Subject to 200% total bonus limit

PRE-TAX INCOME SEGMENT BONUS

The bonus for the segment measured by the Company’s pre-tax income will be 50% of the participant’s base bonus, adjusted for over/under-achievement per the schedule below. For every $0.2M increase in pre-tax income above target, the bonus increases by 10% of base bonus. For every $0.3M shortfall below target, the bonus decreases by 8.33% of base bonus, but below $1.7M of targeted pre-tax income the bonus falls to zero. The bonus for this segment cannot be less than zero.

Pre-Tax Income	% of Base Bonus
-$1.7M	No Bonus
-$1.5M	8.3%
-$1.2M	16.7%
-$0.9M	25.0%
-$0.6M	33.3%
-$0.3M	41.7%
Target	50.0%
+$0.2M	60.0%
+$0.4M	70.0%
+$0.6M	80.0%
+$0.8M	90.0%
+$1.0M	100.0%
No Limit	Subject to 200% total bonus limit

INDIVIDUAL PERFORMANCE SEGMENT BONUS

The CEO and each Program participant will mutually agree upon a set of objectives, whose accomplishment will determine the bonus level for this segment:

OBJECTIVE	% WEIGHTING	ACHIEVEMENT LEVEL (%)
1.
2.
3.
4.

Under-achievement of objectives will result in a reduction in bonus for this segment. Over-achievement should be rare, since the goals will be set high. Should over achievement occur, the bonus may increase.

Objectives approved: _________________________________________             Date:______________________

(Program Participant)

Objectives approved: _________________________________________             Date: ______________________

(Chief Executive Officer)

Achievement level approved: ___________________________________             Date: ______________________

(Chief Executive Officer)